EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-131604 and 333-129004 on Form S-3 and 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15957, 33-92966, 33-80588, 333-78586, 33-50198, and 33-46221 on Form S-8) of our report dated April 4, 2007, relating to the consolidated financial statements and financial statement schedules of Retail Ventures, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Retail Ventures, Inc. for the year ended February 3, 2007.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
April 4, 2007